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                                                                    EXHIBIT 10.5

THE NASDAQ STOCK MARKET, INC.                                      [NYSDAQ LOGO]


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THIS AGREEMENT PROVIDES FOR RESOLUTION OF CERTAIN DISPUTES BY BINDING
ARBITRATION, SEE SECTION 10.05

                          THE NASDAQ STOCK MARKET, INC.
       VENDOR AGREEMENT FOR LEVEL 1(SM) SERVICE AND LAST SALE(SM) SERVICE

       THIS VENDOR AGREEMENT FOR LEVEL 1 SERVICE AND LAST SALE SERVICE ("Agreement"), is made by and between The Nasdaq Stock Market, Inc. ("Nasdaq"), a Delaware corporation, whose executive offices are located at 1735 K Street N.W., Washington, D.C. 20006, and which is a subsidiary of the National Association of Securities Dealers, Inc. ("NASD"), and AETHER TECHNOLOGIES INTERNATIONAL, L.L.C. ("Vendor"), a Delaware limited liability company, whose address is 11460 Cronridge Drive, Suite 106, Owings Mills, MD 21117

The Attachments referred to in this Agreement, a Table of Contents and a Table of Attachments and Amendments are appended to this Agreement.

                                    RECITALS

       (1) Nasdaq has developed the Nasdaq Level 1 Service ("Level 1 Service") and the Nasdaq Last Sale Service ("Last Sale Service") which make available for transmission to and reception by authorized vendors certain market information for Nasdaq National Market(R), Nasdaq SmallCap Market(SM), and OTC Bulletin Board(R) securities ("Information") that has been collected, validated, processed, and recorded by the Nasdaq(R) system ("System").

       (2) Nasdaq is willing to use the System to make available the Information for transmission to and reception by Vendor, and Vendor desires to transmit the Information to interrogation devices owned and/or controlled by Vendor or its subscribers.

       (3) Vendor has developed a subscriber service ("Service") whereby it intends to receive, transmit and disseminate the Information to interrogation devices owned and/or controlled by Vendor or its subscribers.

       (4) Vendor desires to receive and use the Information from the System through a communications interface between Vendor's data processing equipment and the System to provide the Service in accordance with the detailed description of Vendor's system and service set forth in Attachment A to this Agreement.

       (5) Nasdaq is willing to make available and Vendor is willing to receive the Level 1 Service and/or Last Sale Service subject to the terms and conditions of this Agreement.

                              TERMS AND CONDITIONS

       In consideration of the recitals and the terms and conditions contained in this Agreement, Vendor and Nasdaq agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

       Section 1.01. Defined Terms. The following words or phrases shall have the meanings set forth below when used in this Agreement:

       (a) "Claims or Losses" means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, judgments, settlements, and expenses of whatever nature, including, without limitation, (i) direct, indirect, punitive, special, consequential and incidental damages, and
(ii) administrative costs, litigation costs, and attorneys' and auditors' fees and disbursements.

       (b) "Corporations" means the National Association of Securities Dealers, Inc. ("NASD"), The Nasdaq Stock Market, Inc. ("Nasdaq") and any other subsidiaries or affiliates of the NASD now or hereafter in existence.

       (c) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       (d) "Indemnified Parties" means the Corporations and each of their officers, directors, employees and agents.

       (e) "Level 1 Information" means the highest bid and lowest ask quotation for each authorized Nasdaq security for which the requisite minimum number of registered market makers are entering quotations, together with administrative


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messages, volume and indices, and/or certain other or alternate information as determined by Nasdaq.

       (f) "Last Sale Information" means transactions prices for Nasdaq securities, together with administrative messages, volume and indices, and/or certain other or alternate information as determined by Nasdaq.

       (g) "Information" means Level 1 Information and/or Last Sale Information, and includes both Real-Time Information and Delayed Information, as defined herein.

       (h) "Real-Time Information" means Information from the time of dissemination over the System to the time fifteen (15) minutes after the time of such dissemination.

       (i) "Delayed Information" means Information delayed at least fifteen (15) minutes from the time of dissemination over the System. A person shall be deemed to have received or made use of the Information if he receives, transmits or makes use of all or any part of the Information, to include divulging or publishing the existence, contents, substance, purport, effect or meaning thereof.

       (j) "Interrogation Device" means any device or equipment, including, without limitation, any computer, data processing equipment, communications equipment, terminal, cathode ray tube ("CRT") or monitor, which is authorized by Vendor to receive the Information from Vendor or which does in fact receive the Information from Vendor, and which at any time during any month either (i) displays, transmits or communicates the Information to any individual in visual, audible, or other comprehensible form or (ii) uses or processes the Information for any purpose or in any manner other than solely to process the Information for transmission to or to transmit the Information to devices described in the preceding clause (i). The term "interrogation device" means any device or equipment which is capable of being used as an "Interrogation Device."

       (k) "Level 1 Service" means the Nasdaq Level 1 Service, whereby Nasdaq makes the Level 1 Information available to Vendor on a real-time basis, directly or through a Retransmission Vendor.

       (l) "Last Sale Service" means the Nasdaq Last Sale Service, whereby Nasdaq makes the Last Sale Information available to Vendor on a real-time basis, directly or through a Retransmission Vendor.

       (m) "NASD Rules" means the rules, regulations and requirements of NASD, including, without limitation, its By-Laws, Schedules to its By-Laws, and Code of Procedure, Rules of Fair Practice, and the interpretations of the NASD's Board of Governors relating thereto.

       (n) "Nasdaq Invoiced Subscriber" means Subscribers invoiced by Nasdaq, if any, as specified in Attachment D.

       (o) "Nasdaq Vendor" means a person other than Vendor (i) which is authorized by Nasdaq to be a vendor of the Information, (ii) which is a party to an effective Vendor Agreement with Nasdaq, and (iii) which is under contract with a Retransmission Vendor to receive the Information from such Retransmission Vendor.

       (p) "Retransmission Vendor" means a person (i) which is authorized by Nasdaq to be a vendor of the Information and (ii) which is a party to an effective Vendor Agreement with Nasdaq that authorizes such person to transmit or provide the Information to Nasdaq Vendors. This Agreement does not authorize Vendor to be a Retransmission Vendor except as expressly provided in Attachment G.

       (q) "SEC" means the Securities and Exchange Commission, an agency of the government of the United States of America.

       (r) "Service" means Vendor's service, including the data processing equipment, software, and communications facilities related thereto, for receiving, transmitting and disseminating the Information to Interrogation Devices owned and/or controlled by Vendor or its Subscribers, as further described in Attachment A.

       (s) "Subscriber" means any person which subscribes to Vendor's Service and is authorized to receive the Information in accordance with Section 4.06, and includes both Nasdaq Invoiced Subscribers and Vendor Invoiced Subscribers.

       (t) "Subscriber Agreement" means an agreement of a Subscriber as defined in Section 4.06.

       (u) "System" means the computerized securities information system for Nasdaq securities operated by the Corporations.

       (v) "Vendor Invoiced Subscribers" means Subscribers invoiced by Vendor in accordance with Section 4.02.

       Section 1.02. General. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the other number or genders where the context so indicates or requires. The word "person" shall refer to any natural person, proprietorship, corporation, partnership, or other entity whatever. Unless otherwise expressly provided, references to days, months or years are to calendar days, months or years. A "business day" means any day other than: Saturday, Sunday, Good Friday, or a day which is appointed a federal holiday in the United States of America.

                                   ARTICLE II

                        MAKING AVAILABLE THE INFORMATION

       Section 2.01. System Interface.

       (a) If Vendor has contracted to obtain the Level 1 Service and/or Last Sale Service directly from Nasdaq, Nasdaq will make available the Information to Vendor from the System. Vendor shall be responsible for (a) obtaining the requisite quantity and quality of common carrier communication lines, (b) the reliability and continued availability of such communications lines, and (c) interfacing with the System at Trumbull, Connecticut; Rockville, Maryland; and at such other places, if any, as may be designated from time to time by Nasdaq. Vendor will meet any reasonable requirement of Nasdaq concerning the location of the interface or interfaces with the System.

       (b) If Vendor has contracted to obtain the Information from a Retransmission Vendor, then Vendor and such Retransmission Vendor are responsible for all communications and other arrangements necessary for Vendor to receive the


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Information from such Retransmission Vendor. Further, Vendor acknowledges and agrees that Nasdaq is not responsible for, and makes no representations or warranties regarding, the quality of service Vendor obtains from a Retransmission Vendor.

       (c) If the interface with the System described in subsection (a) above enables Vendor to receive data other than the Information from Nasdaq, Nasdaq shall so notify Vendor, and Vendor shall not furnish or permit to be furnished such other data to any other party or place without the prior approval of Nasdaq. If Nasdaq inadvertently transmits data to Vendor other than the Information, Vendor shall not knowingly furnish or permit to be furnished such other data to any other party or place.

       Section 2.02. Configuration. Vendor acknowledges and agrees that nothing in this Agreement shall be deemed to constitute an undertaking by Nasdaq to continue to disseminate the Information in the present form or configuration or to continue to use existing communications facilities. Nasdaq, in its sole discretion and without Vendor's consent, may from time to time make modifications to the Information and the System, including the interface and operational requirements referred to in Attachment B, irrespective of whether such modifications would require changes to be made by Vendor to its Service, the Interrogation Devices, or other equipment, or would render them inoperative with respect to the Information. Nasdaq agrees to give Vendor at least ninety
(90) days prior notice of any change in the speed, code, format, operating hours, or any other material changes in the operational requirements contained in Attachment B, unless a malfunction in the System necessitates modifications on an accelerated basis or an emergency situation precludes such advance notice. Vendor shall bear all risks of failing to make concurrent modifications to its Service. Any changes pursuant to this Section 2.02 will be applicable generally to all persons in the same class of service as Vendor.

Section 2.03. Non-Exclusive Basis. Nasdaq agrees to make available the Information to Vendor on a non-exclusive basis. Nothing in this Agreement shall be construed to authorize, appoint or license Vendor to act on an exclusive basis. Nasdaq reserves the right, without any notice or liability to Vendor or to any other person, to furnish, or to contract with any other person to furnish, the Information or any other market information to any person by any means whatever (including devices or equipment designed or manufactured by the Corporations or any other person).

       Section 2.04. Securities Information Processor. Vendor acknowledges that Nasdaq is registered with the SEC as a registered securities information processor pursuant to Section 11A of the Exchange Act. Nasdaq acknowledges that, as a registered securities information processor, Nasdaq is obligated to assure that all qualified vendors are able to obtain the Level 1 Service and Last Sale Service on terms that are not unreasonably discriminatory, subject to such orders, rules or regulations as the SEC may adopt.

                                   ARTICLE III

                             USE OF THE INFORMATION

       Section 3.01. Authorized Use.

       (a) Except as otherwise provided in Section 3.06, Vendor is authorized by this Agreement to receive, process, transmit and use the Information only for the purposes of providing the Information on Interrogation Devices (i) approved by Nasdaq and described in Attachment A, (ii) listed on Attachment C, and (iii) owned or controlled by Vendor or its Subscribers. Vendor's Subscribers are authorized to receive and use the Information only for the purposes set forth in their Subscriber Agreements. Any use of the Information, whether by Vendor or by its Subscribers, including, but not limited to, retransmission or reprocessing by a Subscriber, unless expressly described in Attachment A and approved by Nasdaq, is prohibited.

       (b) Should Vendor desire to make any use of the Information (including, but not limited to, developing or communicating derivative information based upon the Information, retransmission, redistribution, reproduction or calculation of indices) in any manner not then described in Attachment A, Vendor may do so only with prior approval by Nasdaq of such use, which approval shall be reflected in an amendment to Attachment A, and upon payment of the fees applicable to the use approved. Nasdaq shall promptly and in good faith approve or disapprove modifications to Attachment A proposed by Vendor. Vendor acknowledges and agrees that it acts at its own risk in developing any modification to its Service prior to receiving approval from Nasdaq, since Nasdaq is not obligated by this Agreement to grant such approval.

       (c) Vendor agrees not to alter the Information in any manner that adversely affects its accuracy or integrity or that renders it misleading and agrees to monitor and review the activities of its Subscribers to ensure, to the extent practicable, that no unauthorized use of the Information occurs.

       (d) Vendor agrees that it will not use or cause or permit to be used, directly or indirectly, all or any part of the Information except to operate the Service described in Attachment A. Vendor shall be entitled to change the display format described in Attachment A, without prior approval from Nasdaq, provided that: (i) such change is not misleading to Subscribers; (ii) Vendor shall notify Nasdaq, describing such change in reasonable detail, within fifteen
(15) days after implementation of any such change; and (iii) such change shall not alter the identification codes for issuers, market makers and securities specified by Nasdaq.

       Section 3.02. Vendor Interrogation Devices.

       (a) Notwithstanding Section 3.01, Nasdaq will permit Vendor, in accordance with the provisions of Attachment E, to use in connection with its Service certain Interrogation Devices located on Vendor's premises and described in Part I of Attachment E, without charge, for advertisement, demonstration, product development, and customer service. Vendor's use of such Interrogation Devices and the number thereof shall be


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subject to all the provisions of this Agreement other than Section 4.01, including, without limitation, audit by Nasdaq.

       (b) All other Vendor Interrogation Devices shall be subject to all the provisions of this Agreement (including, without limitation, Section 4.01 and Part II of Attachment E), except for Section 4.06.

       Section 3.03. Description of Vendor's Service. Vendor represents and warrants that the detailed description of its Service, and the data processing equipment, software, and communications facilities related thereto, including Interrogation Devices, set forth in Attachment A is true, complete and not misleading.

       Section 3.04. Operation of Vendor's Service.

       (a) Vendor shall assume sole responsibility for the design, development, acquisition, installation, testing, implementation, operation and maintenance of any and all software and equipment not directly supplied by Nasdaq. Vendor represents and warrants that the design, development, acquisition, installation, testing, implementation, operation and maintenance of its Service, and its system supporting the Service, will not interfere with or adversely affect the equipment, software or operation of the System, any of its component parts or processes, or any use thereof by other persons.

       (b) Vendor shall ensure that the data processing equipment supporting its Service is capable at all times of communicating with the System in accordance with the requirements contained in Attachment B. Any variation by Vendor from the specifications contained in Attachment B for the interface with the System is prohibited absent the prior written approval of Nasdaq. Vendor shall provide notice to Nasdaq of any change in location of Vendor's data processing equipment which directly receives the Level 1 Service and/or Last sale Service at least sixty (60) days prior to such change.

       (c) Vendor shall be responsible for and shall bear all costs associated with the transmission, storage and distribution of the Information after receipt from Nasdaq at the interface with the System described in Attachment B. Vendor shall promptly and accurately transmit the Information to its Subscribers.

       Section 3.05. Requirements of Self-Regulatory Organization. Vendor acknowledges that: (a) NASD is registered with the SEC as a registered national securities association pursuant to Section 15A of the Exchange Act; (b) NASD has a statutory obligation to protect investors and the public interest and to ensure the integrity of quotation information (including, without limitation, the Information) supplied to investors and the public; (c) Section 19(g)(1) of the Exchange Act mandates that NASD, as a self-regulatory organization, comply with the provisions of the Exchange Act, the rules and regulations thereunder, and the NASD Rules; and (d) NASD has jurisdiction over its members to enforce compliance with the Exchange Act, the rules and regulations promulgated thereunder, and the NASD Rules. Accordingly, Vendor agrees that Nasdaq, as a subsidiary of NASD, when required to do so by NASD, may by notice to Vendor unilaterally: (i) limit or terminate the right of any or all persons to receive or use the Information; or (ii) control the manner in which the Information is formatted and displayed by Vendor to ensure the completeness, fairness and integrity of the Information received by Subscribers. Vendor shall promptly comply with any such notice. With respect to clause (i) above, Vendor shall terminate or limit the furnishing of the Information within three (3) business days after receipt of such notice and shall confirm such compliance by notice to Nasdaq not later than five (5) business days after receipt of notice from Nasdaq. With respect to clause (ii) above, Vendor shall make the necessary changes to its Service to comply with any such notice within such period of time as may be determined in good faith by Nasdaq to be necessary, consistent with such statutory obligation. Any person or persons the subject of notice issued pursuant to this Section 3.05 shall have available to them those procedural protections provided by the Exchange Act and applicable rules thereunder.

       Section 3.06. Transmission to Other Vendors. Vendor shall not transmit or provide the Information to any person for retransmission or redistribution by such person unless authorized by Nasdaq pursuant to Section 3.01 or unless such person is an Nasdaq Vendor. Vendor shall not transmit or provide the Information to any Nasdaq Vendor unless such transmission or provision has been previously approved by Nasdaq, which approval shall be reflected in Attachment G, and then only in accordance with the provisions of this Agreement and Attachment G. Nasdaq shall revise Attachment G from time-to-time to show the Nasdaq Vendors approved to receive the Information from Vendor and shall provide a copy of each such revised Attachment G to Vendor.

       Section 3.07. Delayed Information. Vendor shall not transmit or provide Delayed Information to any person unless it has obtained the prior approval of Nasdaq, which approval shall be reflected in Attachment I, and then only in accordance with the provisions of Attachment I.

                                   ARTICLE IV

                    PAYMENTS TO NASDAQ AND RELATED PROVISIONS

       Section 4.01. SEC-Approved Fees. A schedule of fee(s) applicable to the Information has been adopted and approved by Nasdaq and NASD. The fee(s) currently in effect are set forth in Attachment K. Any changes to these fee(s) are subject to review and approval by the SEC. Special provisions relating to the fee(s) payable by Non-Professional Subscribers (as defined in Attachment
H), if any, are set forth in Attachment H. Subsequent modifications to the schedule of fee(s) approved by the SEC shall become effective upon thirty (30) days prior notice (by delivery of a revised Attachment K or otherwise) to Vendor. The fee(s) payable for the month of commencement or


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termination of receipt of the Information will be a pro rata share of the full monthly fee(s) computed by dividing the number of trading days during such month that the Information was received (or available for receipt) by the total number of trading days in such month. Nothing in this Agreement shall prevent Vendor from separately charging its Subscribers for its Service.

       Section 4.02. Subscriber Invoicing. All Subscribers shall be Vendor Invoiced Subscribers unless otherwise provided by Attachment D. Vendor shall invoice all Vendor Invoiced Subscribers for the fees and other amounts described in this Article IV and shall remit such fees and other amounts directly to Nasdaq in accordance with this Article IV. If Attachment D expressly provides that Nasdaq shall invoice certain Subscribers of Vendor which are specified in such Attachment D, then Nasdaq shall invoice the Nasdaq Invoiced Subscribers using the list of Subscribers provided by Vendor in Attachment C, as amended from time-to-time in accordance with the provisions of this Agreement.

       Section 4.03. Taxes. Vendor shall have the obligation to pay directly to Nasdaq one hundred percent (100%) of the appropriate fees for the Information due from Vendor and from the Vendor Invoiced Subscribers specified in the then effective fee schedule, without any deductions whatever. Vendor shall assume full and complete responsibility for the payment of any taxes, charges or assessments imposed on Vendor, Vendor Invoiced Subscribers or Nasdaq (except for U.S. federal, state, or local income taxes, if any, imposed on Nasdaq) by any foreign or domestic national, state, provincial or local governmental bodies, or subdivisions thereof, and any penalties or interest, relating to the provision of the Information. In addition, if Vendor or the Vendor Invoiced Subscribers, respectively, are required by applicable law to deduct or withhold any such tax, charge or assessment from the amounts due Nasdaq under this Article IV, then the amounts due under this Article IV shall be increased so that the net amount actually received by Nasdaq after the deduction or withholding of any such tax, charge or assessment will equal one hundred percent (100%) of the appropriate fees specified on the then effective fee schedule. Vendor shall remit the fees and taxes described in this Section 4.03 to Nasdaq no later than fifteen (15) days after the end of the service month; such fees shall be payable in immediately available United States funds by check or electronic funds transfer drawn against a United States bank or other financial institution acceptable to Nasdaq.

       Section 4.04. Interest. Vendor shall pay Nasdaq, on demand or upon invoice, interest on any amounts due Nasdaq pursuant to this Agreement which are not paid within thirty (30) days after the applicable due date specified in this Agreement. Interest shall accrue at a rate equal to the lesser of (i) one and one-half percent (1.5%) per month or (ii) the maximum amount permitted by applicable law, for the period commencing with the applicable due date and ending upon receipt of payment by Nasdaq.

       Section 4.05. Payment a Condition to Access. Vendor acknowledges that payment by Vendor of all fees and other amounts described in this Article IV is a condition precedent for continued receipt of the Information by Vendor and by Vendor Invoiced Subscribers. Vendor shall bear all risk of non-payment by Vendor Invoiced Subscribers. Nasdaq will bear the risk of non-payment by Nasdaq Invoiced Subscribers, provided, however, that if a Nasdaq Invoiced Subscriber fails to pay invoiced amounts to Nasdaq in a timely fashion, then upon notice from Nasdaq to Vendor such Subscriber shall (unless Vendor terminates such Subscriber) become a Vendor Invoiced Subscriber, and Vendor shall pay to Nasdaq, on behalf of such Subscriber, all fees due Nasdaq with respect to such Subscriber for billing periods which commence on or after the date ten (10) days after such notice from Nasdaq. Vendor shall cooperate, at Vendor's expense, with Nasdaq in any lawful efforts by Nasdaq to collect unpaid amounts due Nasdaq described in this Article IV from current or former Nasdaq Invoiced Subscribers. Nasdaq shall cooperate, at Nasdaq's expense, with Vendor in any lawful efforts by Vendor to collect unpaid amounts due Vendor described in this Article IV from current or former Vendor Invoiced Subscribers. Upon Vendor's payment to Nasdaq on behalf of any Subscriber of any amounts due under this Article IV, Vendor shall be subrogated to any and all rights of Nasdaq to recover such amounts.

       Section 4.06. Subscriber Agreements.

       (a) Except as otherwise provided in Section 3.06, Vendor shall not furnish, or cause or permit to be furnished, all or any part of the Information to any person other than a person who, at the time of receipt thereof, is a party to an agreement ("Subscriber Agreement") which meets the requirements set forth in Attachment F.

       (b) If any Subscriber fails to comply with any of the conditions, terms or provisions of this Agreement applicable to Subscribers, its Subscriber Agreement, any other agreement between Subscriber and Nasdaq, or has made any representation in any such Subscriber Agreement or other agreement which was or has become untrue, then Vendor shall, within three (3) business days after receipt of notice from Nasdaq of such failure or untruth, cease providing the Information to such Subscriber and shall, within five (5) business days following the receipt of such notice, confirm such cessation by notice to Nasdaq.

       (c) The time periods set forth in subsection (b) above shall be ten (10) and twelve (12) days, respectively, in the case of a failure by a Nasdaq Invoiced Subscriber to pay amounts due Nasdaq.

       Section 4.07. Records Relating to Interrogation Devices.

       (a) Vendor shall maintain complete and accurate records identifying all Interrogation Devices able to receive the Level 1 Information and/or Last Sale Information through the Service and containing such other information relating to the Service as Nasdaq may reasonably request.

       (b) Vendor's records shall include detailed descriptions of the types of computer and communications systems that are linked to Interrogation Devices and shall include such


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information as is reasonably necessary to identify which interrogation devices of a Subscriber are Interrogation Devices. All such Interrogation Devices shall be identified in Attachment C in accordance with the terms and conditions of this Agreement. Attachment C shall be provided in a form reasonably satisfactory to Nasdaq.

       (c) Attachment C shall show the Vendor and Subscriber addresses where Interrogation Devices are located (and in the case of Nasdaq Invoiced Subscribers, the billing address for each Subscriber, if different, and a contact person for billing purposes), the quantity at such addresses, the date each Interrogation Device first became capable of receiving the Information without further action by Vendor, and shall identify which Subscribers are Nasdaq Invoiced Subscribers.

       (d) Vendor shall provide to Nasdaq, within one hundred twenty (120) days after the Effective Date, and annually thereafter, an expanded Attachment C which shall also specify, by categories to be agreed upon by Vendor and Nasdaq, the type of Interrogation Devices used at such addresses and the extent to which the number of Interrogation Devices used at such addresses is within the actual control of Vendor. Upon Nasdaq's good faith request, Vendor shall also provide such an expanded Attachment C within sixty (60) days after such request.

       Section 4.08. Certified Report. Vendor shall comply with Nasdaq's reasonable procedures and requirements for the verification of all Interrogation Devices able to receive the Information through the Service, including, without limitation, delivery to Nasdaq, in accordance with the provisions and schedule set forth in Attachment L, of a certified report audited by an independent certified public accountant retained by Vendor at Vendor's sole expense and satisfactory to Nasdaq ("Vendor's Auditors"), which shall verify the number of Subscribers and Interrogation Devices receiving the Information. If this certified report discloses that Vendor has underreported the number of Subscribers or Interrogation Devices to Nasdaq, Vendor shall promptly remit any unpaid fees and applicable interest to Nasdaq due relative to such underreporting and submit a revised Attachment C within fifteen (15) days of the date of the certified report; if such certified report discloses an overpayment, then Nasdaq will apply the over-payment as a credit against amounts due from Vendor. The certified report shall include information relative to any such underreporting in sufficient detail to determine the amounts due Nasdaq.

       Section 4.09. Audit by Nasdaq. From time to time, Nasdaq may cause Vendor's (a) records of Subscriber Interrogation Devices, (b) reports and payments to Nasdaq, and (c) data processing equipment and communications facilities, to be reviewed by Nasdaq personnel and/or auditors of Nasdaq's choice. The review shall be scheduled upon reasonable notice to Vendor and conducted in Vendor's offices where its records are kept or its data processing equipment and communications facilities are located. Vendor shall make available for review all records and supporting documentation necessary in the judgment of the Nasdaq audit personnel to reach a conclusion as to the accuracy and completeness of: (i) Vendor's reports to Nasdaq, (ii) the payments connected therewith, and (iii) the description set forth in Attachment A. If the examination conducted by Nasdaq personnel or its auditors reveals that there may be errors in Attachment C or exceptions or errors in the audit reports provided to Nasdaq pursuant to Section 4.08, Vendor shall notify Vendor's Auditors and direct them to perform such procedures as are necessary to determine the magnitude of any adjustments of amounts previously remitted to Nasdaq relating to the audit period in question and to provide Nasdaq with the results thereof within ninety (90) days after notice from Nasdaq. If the review conducted by Nasdaq relates to a previously unaudited period, then unless
Vendor shall cause Vendor's Auditors (at the Vendor's sole expense) to review the unaudited period and to determine the magnitude of any adjustments of amounts previously remitted to Nasdaq within ninety (90) days after notice from Nasdaq, Nasdaq or its auditors shall determine the magnitude of any such adjustments. In the latter case, Nasdaq's determination shall be deemed conclusive. The conduct of any such review by Nasdaq shall not constitute a waiver of the requirement for the annual audit certification as described in
Section 4.08. If such audit or review discloses additional underreported amounts, such amounts shall be remitted to Nasdaq, together with applicable interest and a revised Attachment C within fifteen (15) days after notice from Nasdaq; if such audit or review discloses an overpayment, then Nasdaq will apply the overpayment as a credit against amounts due from Vendor. If the examination conducted by Nasdaq personnel or its auditors reveals that there may be errors or omissions in Attachment A, Vendor shall submit a revised Attachment A for Nasdaq's approval, within ninety (90) days after notice from Nasdaq. Any information obtained by Nasdaq pursuant to this Section 4.09 shall be used solely for the purpose of this Agreement and shall be kept confidential in accordance with the provisions of Section 10.06.

       Section 4.10. Underreporting.

       (a) Should Vendor have underreported to Nasdaq the number of Interrogation Devices receiving the Information, Vendor shall pay to Nasdaq within fifteen (15) days after such underreporting is discovered the fees and applicable interest due relative to such underreporting. Further, if such underreporting is equal to or greater than three percent (3%) of the reported number of Interrogation Devices for any audited or unaudited period referred to in Section 4.09, Vendor shall, in addition to remitting the fees and applicable interest due relative to such underreporting, within fifteen (15) days of invoice from Nasdaq, reimburse Nasdaq for any audit, legal or administrative costs and expenses incurred to detect and rectify such underreporting, provided, however, that such costs and expenses are incurred in good faith and are not unreasonable given the amount of work necessary to detect and determine the extent of such underreporting and the actual amount of underreporting detected.

       (b) Nasdaq agrees that Vendor's liability pursuant to Section 4.08 and
Section 4.09 for underreporting the number of Subscribers or Interrogation Devices receiving the Information shall be limited to unpaid Subscriber fees, together with interest, for months ended within the two (2) years preceding the date Vendor, Vendor's auditors or Nasdaq first know that such underreporting has occurred, if such underreporting is solely the result of a good faith error by Vendor.

       Section 4.11. Information from Subscribers. In the event that any records are found by Nasdaq or Nasdaq's auditors to be insufficient or incomplete to verify the number of Interrogation Devices being used by a Subscriber, or if Nasdaq or Nasdaq's auditors request in good faith information regarding the use, reprocessing, or retransmission of the Information by a Subscriber, Vendor shall, within ten (10) days of being so advised by Nasdaq or Nasdaq's auditors, request in writing from such Subscriber the information required by Nasdaq or Nasdaq's auditors and shall advise such Subscriber that failure to provide the requested information to Vendor within thirty (30) days will result in termination of access to the Information until such time as the request is complied with. Vendor shall terminate access to the Information by such Subscriber if the information requested is not received within the applicable period specified above. In no event shall Vendor permit such Subscriber to be provided access to the Information beyond such applicable period unless and until such Subscriber furnishes the requested information. If the information provided by such Subscriber is found by Nasdaq or Nasdaq's auditors to be insufficient or incomplete to verify the number of Interrogation Devices or the use made of the Information, Vendor shall, upon being so advised by Nasdaq or Nasdaq's auditors, send a second request to such Subscriber in accordance with the above procedures. If the information provided by such Subscriber is found by Nasdaq or Nasdaq's auditors to still be insufficient or incomplete to verify the number of Interrogation Devices or the use made of the Information, Vendor shall, upon being so advised by Nasdaq or Nasdaq's auditors, terminate such Subscriber's access to the Information until such time as Nasdaq or Nasdaq's auditors determine and advise Vendor that the request has been adequately responded to. Upon Nasdaq's reasonable request, Vendor shall use its best efforts to assist Nasdaq or Nasdaq's auditors in gaining access to Subscriber locations for purposes of verifying the number of Interrogation Devices and the use of the Information at such locations.

       Section 4.12. Facilities Charges. Vendor acknowledges that facilities charges may in the future be established by the Corporations. Such charges, and any changes thereto, will be subject to review and approval by the SEC. Vendor will be notified in writing not less than thirty (30) days prior to the imposition of, or changes in, any facilities charges.

                                    ARTICLE V

              ADDITIONAL REPRESENTATIONS AND OBLIGATIONS OF VENDOR

       Section 5.01. Security.

       (a) Vendor agrees to use its best efforts to configure and operate its communications network (or to use its best efforts to cause such communications network to be configured and operated) so that said communications network remains at all times secure from unauthorized entry or interference and to prevent the Information from being taken from said communications network, or in any way communicated, divulged or published except through the authorized channels of transmission or reception described in Attachment A.

       (b) Vendor agrees to meet any reasonable requirement of Nasdaq concerning the security arrangements in Vendor's place or places of business where equipment used to process, store and transmit the Information is located. Vendor will adopt and enforce, as respects persons entering such place or places of business, any reasonable regulation or requirement which Nasdaq may deem advisable in order to prevent the Information from being improperly taken from any of Vendor's offices or places of business. Nasdaq shall give Vendor prior notice of any such regulations or requirements and agrees that such requirements or regulations shall be applied consistently to similarly-situated vendors of the Level 1 Service and/or Last Sale Service. For the purpose of determining compliance with this Agreement, and at all reasonable times, any person or persons designated by Nasdaq shall have access to the locations where the Information is processed and the Service is received, and the right to observe the use made of the Information and the Service and to examine and inspect all instruments and apparatus used in connection therewith in any such location.

       Section 5.02. Litigation re: Unauthorized Use. Vendor shall not oppose any suit or proceeding instituted by Nasdaq (a) to enjoin any person who is not entitled to receive the Information from Vendor in accordance with the terms of this Agreement, from receiving, transmitting or using the Information or (b) to enjoin any person receiving, assisting in receiving, transmitting, or assisting in transmitting, any Information from Vendor or Nasdaq outside the authorized channels of communication set forth in this Agreement. Vendor agrees to cooperate with and assist Nasdaq in any such suit or proceeding. If a Nasdaq request for cooperation and assistance pursuant to this Section 5.02 imposes substantial burdens upon Vendor outside Vendor's usual course of business, then Nasdaq agrees to reimburse Vendor for Vendor's reasonable direct expenses incurred in connection with such request. If Vendor furnishes, or permits to be furnished, any Information to any party other than in accordance with this Agreement and without the prior approval of Nasdaq, then Nasdaq, in addition to exercising any other rights it may have under this Agreement, may take any action against such other party to prevent the receipt, transmission or use of the Information by such other party, either with or without making Vendor a party to such action.

       Section 5.03. Compliance with Law. Vendor represents that it is not engaged in, and agrees not to engage in, any unlawful transaction or business, and agrees not to use or knowingly permit anyone to use the Information for (a) any purpose or in any manner not authorized by this Agreement or (b) for any unlawful purpose or in any manner not in compliance with the statutes, rules and regulations referenced in Section

10.07(b). The Information furnished to Vendor by Nasdaq shall be solely for use in accordance with this Agreement, and Vendor will neither furnish nor permit others to furnish Information other than (i) in accordance with this Agreement and (ii) to a person authorized to receive the Information under the procedures set forth in Section 3.06 and Section 4.06.

       Section 5.04. No Endorsement, Proprietary Rights, Corporate Names.

       (a) Neither Vendor nor any officer or employee of Vendor shall represent, or shall cause or permit any other person to represent, either directly or indirectly, that Vendor or all or any part of the Service which Vendor offers or any equipment utilized by Vendor is sponsored or endorsed by the Corporations.

       (b) Vendor acknowledges that "NASD," "Nasdaq," "Nasdaq-100," "Nasdaq National Market," "OTC Bulletin Board," and "Nasdaq/NMS" are registered trademarks and/or service marks and Vendor agrees not to use such marks in any way which would infringe such marks under applicable law.

       (c) Vendor acknowledges and agrees that the Corporations have proprietary rights to use the names "National Association of Securities Dealers, Inc.," "The Nasdaq Stock Market, Inc.," "NASD," "Nasdaq, Inc.," "MSI" and "NASD Market Services, Inc." as trade and/or corporate names, and Vendor further agrees not to use said names or any combination or subset thereof in any manner inconsistent with the Corporations' rights therein. This Agreement does not constitute a license of the marks listed in this Section 5.04.

       (d) Vendor acknowledges and agrees that the Corporations have proprietary rights in the Real-Time Information that originates on or derives from markets regulated or operated by the Corporations. Further, Vendor acknowledges that the Corporations assert proprietary rights in the Delayed Information that originates on or derives from markets regulated or operated by the Corporations.

       (e) For purposes of monitoring compliance with this Section 5.04, upon reasonable request, Vendor shall provide Nasdaq with any materials made available to potential users of Vendor's Service.

       Section 5.05. Notice of Breach or Default. Vendor shall promptly, but in no event later than ten (10) days after Vendor knows that (i) a breach of or default under this Agreement by Vendor or any Subscriber has occurred or (ii) a breach of or default under any Subscriber Agreement has occurred, deliver to Nasdaq notice describing the same in reasonable detail.

                                   ARTICLE VI

                            WARRANTIES AND LIABILITY

       SECTION 6.01. NO WARRANTIES. NASDAQ WILL FURNISH THE INFORMATION FROM THE SYSTEM TO VENDOR AS PROMPTLY AND ACCURATELY AS IS REASONABLY PRACTICABLE, BUT THE CORPORATIONS DO NOT WARRANT OR GUARANTEE THE TIMELINESS, SEQUENCE, ACCURACY OR COMPLETENESS OF THE INFORMATION. FURTHER, WITH RESPECT TO THE INFORMATION, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

       SECTION 6.02. LIMITATION OF LIABILITY.

       (A) THE CORPORATIONS SHALL NOT BE LIABLE TO VENDOR, THE SUBSCRIBERS, OR ANY OTHER PERSON, REGARDLESS OF THE CAUSE (UNLESS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE CORPORATIONS) OR DURATION, FOR ANY ERRORS, INACCURACIES, OMISSIONS, OR OTHER DEFECTS IN, OR UNTIMELINESS OR UNAUTHENTICITY OF, THE INFORMATION, OR FOR ANY DELAY OR INTERRUPTION IN THE TRANSMISSION THEREOF TO VENDOR, OR FOR ANY CLAIMS OR LOSSES ARISING THEREFROM OR OCCASIONED THEREBY.

       (B) EXCEPT WITH RESPECT TO CLAIMS OR LOSSES ASSERTED AGAINST THE INDEMNIFIED PARTIES BY A PERSON DESCRIBED IN SECTION 7.01(A) (III), VENDOR SHALL NOT BE LIABLE TO THE CORPORATIONS, THE SUBSCRIBERS, OR ANY OTHER PERSON, FOR ANY ERRORS, INACCURACIES, OMISSIONS, OR OTHER DEFECTS IN, OR UNTIMELINESS OR UNAUTHENTICITY OF, THE INFORMATION AS PROVIDED TO VENDOR BY NASDAQ.

       (C) EXCEPT FOR LOSS OF FEES DUE NASDAQ AS DESCRIBED IN ARTICLE IV, THE CORPORATIONS AND VENDOR SHALL NOT BE LIABLE TO EACH OTHER OR TO ANY OTHER PERSON FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF VENDOR OR THE CORPORATIONS KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

       (D) THE CORPORATIONS SHALL NOT BE RESPONSIBLE FOR ANY ERRORS, OMISSIONS, OR OTHER DEFECTS IN THE INFORMATION OR ANY DELAYS OR INTERRUPTIONS THAT ARE CAUSED BY VENDOR.

                                   ARTICLE VII

                                 INDEMNIFICATION

       Section 7.01. Indemnification of the Corporations.

       (a) Vendor shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any and all Claims or Losses imposed on, incurred by or asserted against the Indemnified Parties as a result of or relating to:

       (i) any non-compliance by Vendor with the terms and conditions hereof;

       (ii) any non-compliance by the Subscribers with the terms and conditions hereof or of their respective Subscriber Agreements, if Vendor has failed to notify Nasdaq of such non-compliance within ten (10) days after Vendor knows of such noncompliance;

       (iii) any assertion of Claims or Losses relating to the subject matter or existence of this Agreement against the Indemnified Parties made by a person who receives the Information from Vendor (or any person relying upon the Information received by such a person) and who is not a party to a Subscriber Agreement which meets the requirements of Section

              406;

       (iv) any assertion of Claims or Losses against the Indemnified Parties by Subscribers relating to Nasdaq's exercise of its remedies under Article VIII;

       (v)    any breach by Vendor of its warranty set forth in Section
              3.04(a); or

       (vi) any defense of or participation by the Indemnified Parties in any action, suit, arbitration, or judicial or administrative proceeding involving any Claims or Losses described in this subsection (a).

The indemnification provided by this Section 7.01(a) shall include, without limitation, Nasdaq's investigative and administrative costs relating to the detection of any material noncompliance by Vendor referred to in clause (i) above or any material noncompliance by Subscribers referred to in clause (ii) above, provided, however, that such costs are not excessive as compared to the injury the Corporations could suffer as a result of any such non-compliance.

       (b) Vendor shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any and all Claims or Losses imposed on, incurred by or asserted against the Indemnified Parties as a result of: (i) any assertion by any person that Vendor's Service infringes any patent, trademark, service mark, trade secret, or copyright, or violates any other intellectual property right; or (ii) any defense of or participation by the Indemnified Parties in any action, suit, arbitration, or judicial or administrative proceeding involving any Claims or Losses described in this subsection (b).

       Section 7.02. Indemnification of Vendor. Nasdaq shall indemnify Vendor against, and hold Vendor harmless from, any and all Claims or Losses imposed on, incurred by or asserted against Vendor as a result of:

       (a) Vendor refusing to furnish the Information to any person, or terminating or suspending delivery of the Information to any Subscriber, solely as a result of, and pursuant to, notice from Nasdaq: (i) limiting or terminating the right of any person (other than Vendor) to receive or use the Information pursuant to Section 3.05 or (ii) requesting Vendor to cease providing the Information to a Subscriber pursuant to Sections 4.06(b) or 4.11; provided, however, that the indemnification provided by this Section 7.02(a) shall not be available where Vendor ceases furnishing the Information to any person for whom no enforceable Subscriber Agreement was completed, executed and delivered in accordance with Section 4.06;

       (b) any assertion by any person that the Level 1 Service and/or Last Sale Service infringes any patent, trademark, service mark, trade secret or copyright or violates any other intellectual property right; or

       (c) any defense or participation by Vendor in any action, suit, arbitration, or judicial or administrative proceeding involving any Claims or Losses described in this Section 7.02.

       Section 7.03. Procedure. The party claiming indemnification under this
Article VII agrees to promptly notify (and, in the case of any action, suit, arbitration, or judicial or administrative proceeding, shall so notify no later than fifteen (15) days after the party claiming indemnification has received notice thereof or has been served with a complaint or other process) the other party when it has knowledge of circumstances or the occurrence of any events which are likely to result in an indemnification obligation under this Article VII or when any action, suit, arbitration, or judicial or administrative proceeding is pending or threatened that is covered by this Article VII; and further agrees that, upon request and to the extent permitted by applicable law, the other party shall have the right to defend, settle, or compromise any such suit or proceeding, at the other party's expense, provided that: (i) the other party demonstrates to the satisfaction of the party claiming indemnification that it is financially able to defend such action and to pay any settlement or judgment; and (ii) counsel retained by the other party are reasonably satisfactory to the party claiming indemnification. The party claiming indemnification agrees to cooperate with the other party in the defense of any such suit or proceeding, and the other party agrees to reimburse the party claiming indemnification for its expenses with respect thereto. Failure by the party claiming indemnification to promptly notify the other party as required by this Section 7.03 shall not invalidate the claim for indemnification, unless such failure has a material adverse effect on the settlement, defense, or compromise of the matter that is the subject of the claim for indemnification. In addition, the party claiming indemnification shall be responsible for any Claims or Losses which could have been avoided or mitigated by prompt notice as required by this Section 7.03.

       Section 7.04. Interpretation. Any conflict between the provisions of this
Article VII and the provisions of Article VI, shall be resolved as follows:

       (a) With respect to Claims or Losses that are described in Section 7.01 and that are incurred directly by the Indemnified Parties, the provisions of
Section 6.02(c) shall apply to preclude recovery by the Indemnified Parties from Vendor of indirect, punitive, special, consequential or incidental damages, including lost profits (except for loss of fees due Nasdaq as described in Article IV).

       (b) With respect to Claims or Losses that are described in Section 7.02 and that are incurred directly by Vendor, the provisions of Section 6.02(c) shall apply to preclude recovery by Vendor from the Indemnified Parties of indirect, punitive, special, consequential or incidental damages, including lost profits.

       (c) With respect to Claims or Losses that are described in Section 7.01 and that are asserted against the Indemnified Parties by third parties, or incurred by or imposed on the Indemnified Parties as the result of Claims or Losses asserted by third parties, the provisions of Section 6.02(c) shall not apply, and the Indemnified Parties shall be entitled to recover from Vendor amounts awarded to or paid in settlement to third parties by the Indemnified Parties for indirect, punitive, special, consequential or incidental damages, including lost profits.

       (d) With respect to Claims or Losses that are described in Section 7.02 and that are asserted against Vendor by third parties, or incurred by or imposed on Vendor as the result of Claims or Losses asserted by third parties, the provisions of Section 6.02(c) shall not apply, and Vendor shall be entitled to recover from the Indemnified Parties amounts awarded to or paid in settlement to third parties by Vendor for indirect, punitive, special, consequential or incidental damages, including lost profits.

       (e) The provisions of this Article VII should not be construed as authorizing or as providing any basis for the recovery by third parties of indirect, punitive, special, consequential or incidental damages, including lost profits, from the Indemnified Parties or Vendor.

                                  ARTICLE VIII

                                     DEFAULT

       Section 8.01. Default by Vendor.

       (a) Vendor has specifically induced Nasdaq to enter into this Agreement based on the representations and undertakings of Vendor contained herein. Strict compliance with the provisions of this Agreement is and shall be a condition precedent to Vendor's right hereunder to continue to receive the Information. Vendor expressly acknowledges and agrees that Nasdaq shall have the rights set forth in Section 8.01(b) if Nasdaq shall determine that one or more of the following events or conditions occurs or is continuing:

       (i) Vendor fails to pay any amounts due Nasdaq under this Agreement within thirty (30) days after the applicable due date for such amounts specified in this Agreement;

       (ii) any representation, warranty or certification, which is material to the Corporations for regulatory, commercial or other reasons, made by Vendor in this Agreement or in any other document furnished by Vendor in connection herewith was false or misleading, as of the time made or furnished;

       (iii) Vendor defaults in the performance of any of its obligations or covenants under this Agreement, or any representation, warranty or certification described in clause (ii) above becomes untrue or inaccurate, and such default, untruth or inaccuracy (if curable) continues unremedied for a period of fifteen (15) days after Nasdaq notifies Vendor thereof; provided, however, that if such default, untruth or inaccuracy cannot be remedied by Vendor in good faith and with due diligence within fifteen (15) days and the failure to so remedy within fifteen (15) days does not cause any of the Corporations to be in violation of applicable law or regulations or to otherwise materially injure any of the Corporations, then an event or condition of default under this clause (iii) will not be considered to exist or to have occurred for so long as Vendor commences such actions as are necessary to remedy such default, untruth or inaccuracy within such fifteen (15) day period and thereafter diligently pursues such actions to remedy such default, truth or inaccuracy;

       (iv) Vendor proceeds with a proposed action in default of its obligations or covenants under this Agreement, or in breach of any representation, warranty or certification, which is material to the Corporations for regulatory, commercial or other reasons, made by Vendor in connection herewith, after Nasdaq has notified Vendor that such proposed action would constitute a default hereunder;

       (v) Vendor defaults (and such default is not cured within applicable grace periods) in the performance of any of its obligations under any other agreement between Vendor and one or more of the Corporations relating to the distribution of information provided by the Corporations;

       (vi) Vendor (A) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) makes a general assignment for the benefit of its creditors, (C) institutes proceedings under the United States Bankruptcy Code, (D) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (E) fails to controvert in a timely and appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or the board of directors of Vendor takes any action for the purpose of effecting any of the foregoing;

       (vii) a proceeding or case of the type described in clause (vi) above is commenced, without the application or consent of Vendor, in any court of competent jurisdiction, and such proceeding or case is entered and continues unstayed and in effect for a period of sixty
              (60) days, or an order for relief against Vendor is entered in an involuntary case under the Bankruptcy Code; or

       (viii) Vendor admits in writing its inability to pay its debts as they become due.

       (b) Upon the occurrence of any of the events or conditions described in subsection (a) above, Nasdaq shall have the immediate right, in its sole discretion, to take one or more of the following actions: (i) to terminate this Agreement and Vendor's right to receive the Information hereunder; (ii) to suspend transmission of the Information to Vendor; (iii) to demand arbitration under Section 10.05; or (iv) to pursue such other remedies, consistent with Section 10.05 and Section 10.07, as it may be entitled by virtue of or under this Agreement, before regulatory authorities, or at law or in equity.

       Section 8.02. Default by Nasdaq. If Nasdaq has breached or is in default under this Agreement, and such breach or default continues unremedied for fifteen (15) days after notice to Nasdaq by Vendor, then Vendor shall have the immediate right to take one or more of the following actions; provided, however, that if such breach cannot be remedied by Nasdaq in good faith and with due diligence within fifteen (15) days and the failure to so remedy within fifteen
(15) days does not cause Vendor (or its subscribers) to be in violation of applicable laws or regulations or to otherwise materially injure Vendor, then Nasdaq shall not be considered to be in default for so long as Nasdaq commences such actions as are necessary to remedy such breach within such fifteen (15) day period and thereafter diligently pursues such actions to remedy such breach or default:

       (a) to terminate this Agreement;

       (b) to demand arbitration under Section 10.05; or

       (c) to pursue such other remedies, consistent with Section 10.05 and
Section 10.07, as it may be entitled by virtue of or under this Agreement, before regulatory authorities, or at law or in equity.

       Section 8.03. Termination for Non-Payment Not Denial of Access. To the extent permitted by applicable law, Vendor acknowledges and agrees that the exercise by Nasdaq of the remedies to which it is entitled under Section 8.01(b) as a result of the occurrence of a default by Vendor as described in Section 8.01(a)(i) shall not be deemed or considered to be, and Vendor waives any right to represent or assert that any such exercise constitutes, an act or omission or an improper denial or limitation of access to any service or facility operated by the Corporations as contemplated in Section 11A of the Exchange Act, or any other provision of the Exchange Act, or any rule or regulation adopted thereunder.

                                   ARTICLE IX

                              TERM AND TERMINATION

       Section 9.01. Term. The original term of this Agreement shall commence on the date specified in Section 10.16 and shall continue until the date one (1) year thereafter. The term of this Agreement shall automatically be extended for successive additional periods of one (1) year unless terminated by written notice by a party hereto given to the other at least ninety (90) days prior to the expiration of the original term or any such additional one (1) year period as the case may be.

       Section 9.02. Termination. Notwithstanding Section 9.01, and in addition to the rights of the parties under Article VIII, this Agreement may be terminated by:

       (i) either party, upon termination of the right of Vendor to receive Information pursuant to Section 3.05; or

       (ii) either party, if performance hereof by Nasdaq is impaired or rendered unnecessary by reason of changes after the Effective Date in the statutes, rules and regulations referenced in Section 10.07, other than NASD Rules which are not approved by the SEC;

       (iii) Vendor, should it be unable to receive the Information as a result of any modification to the operational requirements notified by Nasdaq in accordance with Section 2.02; or

       (iv) Vendor, by notice to Nasdaq within thirty (30) days after approval by the SEC of an NASD Rule that imposes obligations on Vendor that materially exceed the obligations imposed on Vendor as of the Effective Date in connection with Vendor's distribution of the Information; or

       (v) Nasdaq, should it cease providing Level 1 Service and Last Sale Service to all persons in the same class of service as Vendor, provided, however, that Nasdaq has given Vendor not less than ninety (90) days notice of its intention to so cease providing Level 1 Service and Last Sale Service.

       Section 9.03. No Use of Information after Termination. Upon termination of this Agreement for whatever reason, Vendor shall immediately cease any and all use of the Information.

                                    ARTICLE X

                               GENERAL PROVISIONS

       Section 10.01 Assignment; Third-Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Vendor shall not assign this Agreement without the prior written consent of Nasdaq. Nasdaq agrees not to unreasonably withhold its consent to an assignment by Vendor provided that:

       (a) such assignment would not adversely affect Nasdaq and would not cause any of the Corporations to be in violation of applicable law or regulations; and

       (b) such assignment is to (i) a successor corporation of Vendor by operation of law, merger or consolidation or (ii) an entity acquiring substantially all of the assets of Vendor or an affiliate controlling, controlled by, or under common control with Vendor, and Vendor unconditionally guarantees the payment and performance by such entity or affiliate of all obligations under this Agreement. Nasdaq shall be free to assign this Agreement to one or more of the Corporations or to any person as security for or in connection with the borrowing of monies. Except as otherwise provided in Article VI, Article VII, and Section 10.12, nothing in this Agreement shall entitle any person to any rights as a third-party beneficiary under this Agreement. Nothing in this Agreement shall constitute the parties as partners or participants in a joint venture, and neither party is appointed the agent of the other.

       Section 10.02. Amendment. Except as otherwise provided herein, no provision of this Agreement, or the attachments which are a part hereof, may be amended, modified or waived unless by an instrument in writing executed on behalf of each of the parties by their respective duly-authorized officers.

       Section 10.03. Waiver; Good Faith.

       (a) No failure on the part of Nasdaq or Vendor to exercise, no delay in exercising, and no course of dealing with respect to any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

       (b) Nasdaq and Vendor shall act in good faith in the performance of their respective obligations under this Agreement and shall act as promptly as is reasonably practicable under the circumstances in granting or denying any consent or approval required hereunder.

       Section 10.04. Entire Agreement. This Agreement, including the attachments hereto which are an integral part hereof, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supercedes all prior negotiations, communications, writings and understandings.

       SECTION 10.05. ARBITRATION.

       (A) IN THE EVENT OF A DEMAND FOR ARBITRATION BY NASDAQ PURSUANT TO
SECTION 8.01(B)(III), A DEMAND FOR ARBITRATION BY VENDOR PURSUANT TO SECTION 8.02(B), OR BY MUTUAL CONSENT OF NASDAQ AND VENDOR, THE CLAIMS, DISPUTES, CONTROVERSIES AND OTHER MATTERS IN QUESTION BETWEEN NASDAQ AND VENDOR ARISING OUT OF, OR RELATING TO THIS AGREEMENT, OR TO THE BREACH HEREOF (WHICH CANNOT BE RESOLVED BY THE PARTIES), SHALL BE SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THIS AGREEMENT AND THE PROCEDURES (OR SUCH OTHER PROCEDURES AS MAY BE MUTUALLY AGREED UPON BY THE PARTIES) SET FORTH IN THIS SECTION 10.05.

       (B) THE PARTY DEMANDING ARBITRATION PURSUANT TO SECTION 8.01(B)(III) OR
SECTION 8.02(B) SHALL SERVE UPON THE OTHER PARTY, BY HAND OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, A WRITTEN DEMAND, SPECIFYING IN REASONABLE DETAIL THE NATURE OF THE CLAIM, DISPUTE, CONTROVERSY OR OTHER MATTER IN QUESTION ("DISPUTE"), THAT THE DISPUTE BE SUBMITTED TO ARBITRATION. THE DEMAND, WHICH SHALL BE EFFECTIVE UPON RECEIPT, SHALL BE MADE WITHIN A REASONABLE TIME AFTER THE DISPUTE HAS ARISEN. IN NO EVENT SHALL THE DEMAND FOR ARBITRATION BE MADE AFTER THE DATE WHEN INSTITUTION OF LEGAL OR EQUITABLE PROCEEDINGS BASED UPON SUCH DISPUTE WOULD BE BARRED BY THE APPLICABLE STATUTE OF LIMITATIONS OR LACHES. IN THE EVENT OF MUTUAL CONSENT OF NASDAQ AND VENDOR TO ARBITRATION, THE PARTIES SHALL PREPARE A JOINT STATEMENT OF THE DISPUTE.

       (C) AFTER SERVICE AND RECEIPT OF A DEMAND FOR ARBITRATION, OR COMPLETION OF THE JOINT STATEMENT REFERRED TO IN SUBSECTION (B) ABOVE, THE PARTIES SHALL ATTEMPT TO AGREE UPON A SINGLE ARBITRATOR WITHIN TEN (10) DAYS OR SUCH LONGER PERIOD AS THE PARTIES MAY AGREE.

       (D) IN THE EVENT THE PARTIES FAIL TO AGREE UPON A SINGLE ARBITRATOR WITHIN THE PERIOD ESTABLISHED UNDER SUBSECTION (C) ABOVE, THEN EACH PARTY SHALL APPOINT ONE ARBITRATOR WITHIN AN ADDITIONAL TEN (10) DAYS AND NOTIFY THE OTHER PARTY OF SUCH APPOINTMENT. IF EITHER PARTY FAILS TO TIMELY APPOINT AN ARBITRATOR, THEN THE ARBITRATOR APPOINTED BY THE OTHER PARTY SHALL BE THE SOLE ARBITRATOR. IF, HOWEVER, BOTH PARTIES APPOINT AN ARBITRATOR, THEN A THIRD ARBITRATOR SHALL BE SELECTED WITHIN TEN (10) DAYS THEREAFTER BY THE FIRST TWO ARBITRATORS, UNLESS OTHERWISE AGREED BY THE PARTIES. IF THE ARBITRATORS AND THE PARTIES FAIL TO APPOINT A THIRD ARBITRATOR, EITHER PARTY MAY REQUEST THE AMERICAN ARBITRATION ASSOCIATION OR ANY FEDERAL OR LOCAL COURT OF THE DISTRICT OF COLUMBIA TO APPOINT THE THIRD ARBITRATOR.

       (E) EXCEPT AS OTHERWISE PROVIDED HEREIN, ANY ARBITRATION PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH THE RULES AND PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION, UNLESS OTHERWISE AGREED BY THE PARTIES. EXCEPT TO THE EXTENT PROVIDED IN THE LAST SENTENCE OF SUBSECTION (D) ABOVE, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS REQUIRING SUBMISSION OF ANY DISPUTE TO THE AMERICAN ARBITRATION ASSOCIATION.

       (F) THE ARBITRATION PROCEEDING SHALL BE HELD IN THE DISTRICT OF COLUMBIA, UNLESS OTHERWISE AGREED BY THE PARTIES.

       (G) THE DECISION RENDERED THROUGH ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO AND JUDGMENT MAY BE ENTERED IN ACCORDANCE WITH APPLICABLE LAW IN ANY COURT HAVING JURISDICTION THEREOF.

       (H) IN RENDERING A DECISION THE ARBITRATORS SHALL BE GOVERNED BY THE TERMS OF THIS AGREEMENT AND BY APPLICABLE PRECEDENT AND AUTHORITATIVE INTERPRETATIONS OF THE SEC. AT THE REQUEST OF EITHER PARTY, THE ARBITRATORS SHALL SUSPEND THE ARBITRATION PROCEEDINGS PENDING RESOLUTION BY THE SEC OF ISSUES RAISED IN THE ARBITRATION (OR A DETERMINATION BY THE SEC NOT TO RESOLVE SUCH ISSUES) THAT ARE BEFORE THE SEC.

       (I) THIS SECTION 10.05 SHALL NOT APPLY TO ANY CLAIMS, DISPUTES, CONTROVERSIES OR OTHER MATTERS IN QUESTION BETWEEN NASDAQ AND VENDOR (A) THAT RELATE TO THE PROPRIETARY OR INTELLECTUAL PROPERTY RIGHTS OF NASDAQ IN THE INFORMATION AND THE LEVEL 1 SERVICE AND/OR LAST SALE SERVICE OR THE PROPRIETARY OR INTELLECTUAL PROPERTY RIGHTS OF VENDOR IN ITS SERVICE; (B) THAT ARE DESCRIBED IN SECTION 10.15; (C) THAT RELATE TO VIOLATIONS OF THE COMMUNICATIONS ACT OF 1934, AS AMENDED; OR (D) THAT ARE NOT SPECIFIED IN SUBSECTION (A) ABOVE. THIS
SECTION 10.05 SHALL NOT PRECLUDE EITHER PARTY FROM (X) PURSUING ALL AVAILABLE ADMINISTRATIVE, JUDICIAL OR OTHER REMEDIES FOR INFRINGEMENT OF A REGISTERED PATENT, TRADEMARK, SERVICE MARK, OR COPYRIGHT, OR THE MISAPPROPRIATION OR VIOLATION OF ANY TRADE SECRET OR OTHER PROPRIETARY OR INTELLECTUAL PROPERTY RIGHT; OR (Y) FILING OR PURSUING APPLICATIONS, APPEALS, COMMENTS OR OTHER COMMUNICATIONS WITH THE SEC AND APPEALING OR OTHERWISE

SEEKING RELIEF IN FEDERAL COURT FROM ACTIONS OF, OR FAILURES TO ACT BY, THE
SEC.

       Section 10.06. Confidentiality. Each party acknowledges that in the course of performance of this Agreement it may obtain confidential data, information or techniques from the other party. With respect to any such data, information or techniques which a party has designated in writing as "confidential" on or before disclosure to the other party, and which are not otherwise publicly available, the other party agrees to hold such data, information or techniques confidential and to use it only in performance of this Agreement and agrees not to disclose it unless directed to do so by any court or administrative agency. Nothing herein shall constrain the Corporations from using confidential information in furtherance of their regulatory duties under the Exchange Act.

       Section 10.07. Governing Law.

       (a) This Agreement shall be deemed to have been made in the District of Columbia and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by the law of the District of Columbia, without reference to principles of conflicts of laws thereof. Judicial proceedings for the review of any arbitration decision or proceeding (other than entry or enforcement of an arbitration award or decision) or of any other matter arising under the terms of this Agreement shall be brought solely in the federal or local courts of the District of Columbia. Nasdaq and Vendor hereby consent to submit to the jurisdiction of the courts of the District of Columbia in connection with any judicial action or proceeding instituted by Nasdaq or Vendor pursuant to the provisions of this Agreement.

       (b) This Agreement and the Information provided hereunder are subject to all applicable federal, state and local laws (including, without limitation, state laws regarding misappropriation of proprietary information) and governmental rules and regulations, including, without limitation, the Communications Act of 1934, the Exchange Act, and the Securities Act of 1933, as amended, the rules thereunder, as amended, and to the NASD Rules in effect on the Effective Date. In addition, this Agreement and the Information provided hereunder are subject to NASD Rules which are approved by the SEC after the Effective Date.

       (c) This Section 10.07 shall not limit either party from filing or pursuing applications, appeals, comments or other communications with the SEC and appealing or otherwise seeking relief in federal court from actions of, or failures to act by, the SEC. Neither this Section 10.07 nor Section 10.05 shall be construed as affecting the application of the doctrine of exhaustion of administrative remedies.

       Section 10.08. Liaison and Notices. All questions regarding the implementation of this Agreement shall be directed to the persons identified in Attachment J. All notices, approvals, proposals and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon actual receipt by the notified party, or upon constructive receipt (as of the date marked on the return receipt) if sent by certified mail, return receipt requested, and addressed as specified in Attachment J. Either party, by ten (10) days prior notice, may specify a different contact person or address for purposes of this Section
10.08. In which case, Nasdaq shall prepare and deliver to Vendor a revised Attachment J reflecting such different contact person or address.

       Section 10.09. Receipt of Services by Nasdaq. Vendor agrees that during the term of this Agreement it will provide at no cost to Nasdaq two (2) subscriptions to the Service covered by this Agreement together with the equipment used to received and to display or communicate the Service. Nasdaq represents and agrees that such subscriptions will be used solely for purposes of monitoring the information and demonstrating Vendor's Service.

       Section 10.10. Severability. If any of the provisions of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which they are invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

       Section 10.11. Captions; Interpretation; Attachments.

       (a) The article and section headings used in this Agreement are intended solely for convenience of reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of this Agreement. Unless otherwise specified: (i) references to articles, sections, or attachments in this Agreement are references to the articles or sections of, or attachments to, this Agreement, and (ii) all references to this Agreement include the attachments hereto. The Attachments referred to and appended to this Agreement are made an integral part of this Agreement.

       (b) For purposes of this Agreement, a party shall be deemed to have knowledge of an event or circumstance if such party has, or ought to have on the basis of such party's obligations hereunder, knowledge of such facts as would reasonably cause the party to inquire about such event or circumstance, where such inquiry would disclose the happening or existence of such event or circumstance.

       Section 10.12. Force Majeure. In addition to the provisions of Article VI, neither Vendor nor the Corporations shall be liable for delay or failure in performance of any of the acts required by this Agreement when such delay or failure arises from circumstances beyond the control and without the gross negligence or willful misconduct of Vendor or the Corporations, respectively. Such causes may include, without limitation, acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, earthquakes, fire, flood, quarantine restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions. The time for performance of any act delayed by such events may be postponed for a period equal to the delay. This Section 10.12 shall not apply to the payment of money and shall not toll the accrual of interest.

       Section 10.13. Survival. The provisions of Articles VI, VII and VIII and Sections 4.03, 4.04, 4.08, 4.09, 4.10, 4.11, 5.04, 9.03, 10.05, 10.06, and 10.07
shall survive the completion of performance or any termination of this Agreement.

       Section 10.14. Authorization. This Agreement shall not be binding upon Nasdaq unless executed by an authorized officer of Nasdaq. Vendor and Nasdaq, and the persons executing this Agreement on their behalf, represent that the persons executing this Agreement have been and are duly authorized by all necessary and appropriate corporate or other action to execute this Agreement on behalf of Vendor and Nasdaq, respectively.

       Section 10.15. NASD Member Vendors. If Vendor is a member of NASD, then Vendor expressly acknowledges and agrees that:

       (a) this Agreement does not limit or reduce in any way Vendor's obligations and responsibilities as a member of NASD;

       (b) Section 10.05 does not in any way alter the procedures or standards generally applicable to disciplinary or other actions taken by NASD to enforce compliance with, or impose sanctions for violations of, the NASD Rules; and

       (c) The fees set forth in Section 4.01 constitute "fees,... or other charges" the nonpayment of which could result in the suspension or cancellation of Vendor's NASD membership in accordance with Section 3 of Article VI of the NASD By-Laws.

       Section 10.16. Effective Date. The execution date of this Agreement shall be the date it is executed by an authorized officer of Nasdaq and this Agreement shall become effective upon such date ("Effective Date").

       Section 10.17. Counterparts. This Agreement may be executed in one or more counterparts, which shall each be considered an original, but all of which together shall constitute one and the same Agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers.

              AETHER TECHNOLOGIES INTERNATIONAL, L.L.C.
              ------------------------------------------
         ("Vendor")

By:           /s/ DAVID OROS
              ------------------------------------------
Name:         David Oros
              ------------------------------------------
Title:        President
              ------------------------------------------
Date:         9/5/96
              ------------------------------------------

                               FOR NASDAQ USE ONLY

       Executed this day of OCT 04 1996 in the District of Columbia, for and on behalf of:

                          The Nasdaq Stock Market, Inc.
                                   ("Nasdaq")

By:           /s/ [illegible]
              ------------------------------------------
Name:         /s/ [illegible]
              ------------------------------------------
                  SENIOR VICE PRESIDENT
Title:        THE NASDAQ STOCK MARKET, INC.
              -------------------------------------------




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